Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES 2006 FINANCIAL RESULTS

All categories up in 2006 — Daily Production up 50%, Revenues up 101%,
Net Income up 49%, Proven Reserves up 85%

Initial Public Offering in November raises net of $157.5 million

2007 forecast is for growth in daily production rates and lower per BOE production expenses and G&A costs

DENVER, COLORADO, April 2, 2007 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operating results for the fourth quarter of 2006 and for the full-year 2006.  For the full-year, Venoco generated net income of  $24.0 million, net cash provided by operating activities of $89.1 million and EBITDA (defined as earnings before interest expense, income taxes, and depreciation, depletion and amortization expense) of $156.0 million.  Production for the year totaled 5.8 million barrels of oil equivalent (MMBOE).  Please see the end of this release for a reconciliation of EBITDA to net income.

“2006 was a great year for Venoco — production, revenue, net income and EBITDA, as well as proven reserves of oil and gas, were all up significantly,” said Tim Marquez, Chairman and Chief Executive Officer.

“The major contributor to growth was the TexCal acquisition on March 31, 2006, which has been a very good transaction for us.  We have already demonstrated our ability to continue our historical pattern of substantially increasing proven reserves and production attributable to acquired properties,” Mr. Marquez continued.  “We culminated the year by reducing the debt incurred pursuant to the TexCal acquisition with the equity raised in our initial public offering in November.”

“The current development of our expanded asset base is expected to lead to significant production growth in the next few months, which we anticipate will make 2007 another year of exceptional performance and growth,” Mr. Marquez commented.

For the fourth quarter, Venoco generated net income of $2.3 million, and EBITDA of $40.5 million with production of 1.7 MMBOE.

Production for the full-year 2006 averaged 17,349 BOE per day, up 50% from 2005.   Production in the fourth quarter averaged 18,147 BOE per day, up 59% from the fourth quarter of 2005 and up 7% from the third quarter of 2006.  Previously, on February 21, the Company announced that its estimated net proved reserves as of December 31, 2006 were 87.9 MMBOE, up 85% from 47.6 MMBOE as of December 31, 2005.

Full-year and fourth quarter net income and EBITDA include the effect of unrealized hedging gains.  Adjusted EBITDA, which adds back pre-tax share based payment costs and the non-cash amortization of derivative premiums, and which excludes the pre-tax effect of unrealized hedging gains, is reconciled to net income at the end of this release.  Adjusted EBITDA for the full-year was $146.2 million, and Adjusted EBITDA for the fourth quarter was $37.6 million.  For the full-year, unrealized hedging gains totaled $21.1 million, and for the fourth quarter, unrealized hedging gains totaled $7.7 million.

Capital Investments

Venoco increased its development and other spending on its properties (including amounts accrued at year end) in 2006 to approximately $189.2 million, including approximately $147.1 million for drilling and rework activities, and $34.1 million for facilities. It also spent $19.5 million for the acquisition of additional interests in our core properties. Its overall capital expenditures in 2006 also included a net of $447.5 million for the acquisition of TexCal Energy.   Total costs incurred for our E&P operations, including drilling, completion, acquisition, seismic, leasehold, capitalized costs, and asset retirement obligations were $670.5 million for 2006.  Finding and development costs from all sources were $14.45 per BOE.

In 2006 the Company spent approximately 40% of the $189.2 million in development and other spending on its properties in the Sacramento Basin as the pace of drilling activity increased and continues to accelerate into 2007.

“We have been very pleased with our Sacramento Basin drilling and have more than doubled our forecast of the number of wells to be drilled in the

Sacramento Basin in 2007,” Mr. Marquez said.  “Our drilling inventory has continued to increase as we have aggressively developed our proven and probable drilling locations”.

Of the $189.2 million, approximately 48% was spent in Coastal California, focused on further infill development drilling and substantial facility upgrades to improve offshore processing and operating efficiency.

“We’ve been extremely pleased with the return we’ve received from the revitalization projects undertaken at Hastings.  Approximately $21 million dollars of our 2006 capital spending was directed to the Texas properties acquired from TexCal, particularly in the Hastings field.  The Hastings revitalization is comprised of low risk projects which are beginning to unlock the potential we see for this field.  Not only have we been able to implement the development plan we laid out at the time of the acquisition, but we have identified significant additional projects that we hope to prove up in 2007,” said Mr. Marquez.

On the TexCal assets, after giving effect to acquisition costs, capital expenditures, production and the $50 million option payment on the Hastings field CO2 flood, Venoco’s net cost for year-end 2006 reserves acquired pursuant to the TexCal acquisition was $10.08 per BOE.

2007 Production

Venoco expects that implementation of its capital expenditure program in 2007 will result in daily average net production for the year increasing to between 22,500 and 24,500 BOE/d, an increase of over 25% in average daily net production compared to 2006.  This revised guidance includes a partial year of production from the recently announced acquisitions in Texas and California. The guidance assumes production rates in the first quarter of 2007 will be similar to the fourth quarter of 2006, followed by substantial increases during the second quarter of 2007 and beyond.

Anticipated second quarter production increases are expected to result primarily from the commencement of production from wells drilled in the first quarter in the Sacramento Basin and one in Texas; the operations of additional completion rig equipment in the Sacramento Basin which will allow the acceleration of both the well completion work and the expanded rework activities in the basin;  the installation of several electric submersible pumps in the Hastings field in Texas; and the closing of our recently announced acquisitions of the Manvel field in Texas and the West Montalvo field in California.   Expectations with respect to future production rates are subject to a number of uncertainties, including those referenced below in “Forward-looking Statements”.

2007 Production Expenses and General & Administrative Costs

Venoco had unusually high production and G&A expenses per BOE produced in 2006. The increased production expenses were primarily attributable to substantial remedial work it conducted in the Hastings complex following the acquisition of TexCal and the fact that production volumes in the third quarter of 2006 were reduced due to maintenance projects in the South Ellwood and Willows fields. Venoco expects to reduce the amount of remedial work performed in the Hastings complex after the end of the second quarter of 2007. The Company is also in the process of adding production from its lower operating cost gas wells in the Sacramento Basin. These factors are expected to result in 2007 production expenses trending downward towards historical levels on a per BOE basis.

The TexCal transaction and various systems conversion costs increased G&A costs per BOE produced in 2006. The Company also incurred $2.8 million in non-cash G&A compensation costs related to the implementation of FAS 123R in 2006, and did not incur any such costs in 2005. Integration costs relating to the TexCal acquisition were substantially complete by year-end 2006, and systems conversion costs are expected to be reduced in 2007. Although overall cash G&A costs will increase in 2007, on a per unit basis the Company expects that its 2007 G&A costs, excluding costs relating to FAS 123R and capitalized general and administrative costs, will be less than its 2005 costs of $3.79 per BOE produced. Expectations with respect to future production and G&A costs are subject to a number of uncertainties, including those referenced below in “Forward-looking Statements”.

Conference Call and Webcast

The company will be hosting a conference call on Wednesday, April 4, 2007 at 10 a.m. Mountain (Noon Eastern) to discuss the fourth quarter 2006 and full year 2006 results.  Those wanting to listen and to participate in the Q & A portion can do so by calling (866) 578-5747 and using conference code 35989049.  International participants can call (617) 213-8054 and use the same conference code.  A webcast will also be available by using a link on the Investor Relations page of the Company’s website at http://www.venocoinc.com.  A replay of the conference call will be available for one week by calling (888) 286-8010 or, for International callers, (617) 801-6888, and using passcode 22855004.  A replay will also be available on the Venoco website for 30 days.

Annual Report

The Company has filed an annual report on Form 10-K for 2006 that includes audited financial statements.  Interested Parties of the Company may access the Form 10-K and the Company’s other SEC filings through the Company’s website.  Additionally, shareholders may receive a hard copy of the Company’s complete audited financial statements free of charge.  Requests can be made via the Company’s website or by email sent to investor@venocoinc.com or by calling the corporate office at (303) 626-8300.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  It has headquarters in Denver, Colorado and regional offices in Carpinteria, California and Houston, Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates two onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates twelve fields in the Texas Gulf Coast and South Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, reserves, capital expenditures, development projects, production and G&A expenses and all other statements other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling activity, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties.  Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely effect the anticipated costs per barrel. Further information on risks and uncertainties that may affect the Company’s operations and financial performance is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, (805) 745-2123 direct; (805) 455-9658 cell.  This release is available on our website at www.venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended December 31,			Year Ended December 31,
	2005	2006	% Change	2005	2006 (1)	% Change
Production Volume:
Natural Gas (MMcf)	1,935	4,419	128%	7,588	14,314	89%
Oil (MBbls)	729	933	28%	2,953	3,411	16%
MBOE	1,052	1,670	59%	4,218	5,797	37%

Daily Average Production Volume:
Natural Gas (Mcf/d)	21,033	48,033	128%	20,789	44,346	113%
Oil (Bbls/d)	7,924	10,141	28%	8,090	9,958	23%
BOE/d	11,429	18,147	59%	11,555	17,349	50%

Oil Price per Barrel Produced (in dollars):
Realized price	$50.65	$48.65	-4%	$45.66	$55.92	22%
Realized hedging gain (loss) and amortization of derivative premiums	(9.26)	(6.04)	-35%	(7.46)	(8.38)	12%
Net realized price	$41.39	$42.61	3%	$38.20	$47.54	24%

Natural Gas Price per Mcf (in dollars):
Realized price	$9.98	$5.83	-42%	$7.45	$6.04	-19%
Realized hedging gain (loss) and amortization of derivative premiums	(0.31)	0.44	-243%	(0.11)	0.36	-426%
Net realized price	$9.67	$6.27	-35%	$7.34	$6.40	-13%

Average Sale Price per BOE (2)	$46.38	$41.85	-10%	$39.55	$44.13	12%

Expense per BOE:
Production expenses (3)	$15.22	$14.93	-2%	$12.81	$15.09	18%
Transportation expenses	0.87	0.77	-11%	0.62	0.61	-2%
Depreciation, depletion and amortization	6.24	12.82	105%	5.14	10.91	112%
General and administrative	5.09	5.24	3%	3.79	4.88	30%
Interest expense, net	3.32	8.43	154%	3.24	8.52	163%

(1)  Average daily production volumes shown represent second, third and fourth quarter 2006 production from the TexCal properties divided by 275 days, plus production from other Venoco properties for the full year divided by 365 days.

(2)  Average Sale Price is based upon oil and natural gas sales, net of inventory changes, realized commodity derivative losses and amortization of derivative premiums, divided by sales volumes.

(3)  Production expenses are comprised of oil and natural gas production expenses and production taxes.

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FOURTH QUARTER 2006 AND 2005

CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED
($ in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2005	2006	% Change	2005	2006	% Change
REVENUES:
Oil and natural gas sales	56,424	71,544	27%	191,092	274,813	44%
Comodity derivative gains (losses)	2,088	3,986	91%	(57,595)	(2,365)	-96%
Other	1,589	761	-52%	4,456	5,470	23%
Total revenues	60,101	76,291	27%	137,953	277,918	101%

EXPENSES:
Oil and natural gas production	16,008	24,938	56%	54,038	87,505	62%
Transportation expense	916	1,294	41%	2,596	3,533	36%
Depletion, depreciation and amortization	6,553	21,412	227%	21,680	63,259	192%
Accretion of abandonment liability	441	774	76%	1,752	2,542	45%
General and administrative	5,353	8,751	63%	16,007	28,317	77%
Amortization of deferred loan costs	414	1,206	191%	1,755	3,776	115%
Interest, net	3,492	14,085	303%	13,673	49,385	261%
Total expenses	33,177	72,460	118%	111,501	238,317	114%
Income before taxes & minority interests	26,924	3,831	-86%	26,452	39,601	50%
Income tax provision	10,943	1,550	-86%	10,300	15,650	52%
Net income before minority interest	15,981	2,281	-86%	16,152	23,951	48%
Minority interest in Marquez Energy	—	—	—	42	—	—
Net income	$15,981	$2,281	-86%	$16,110	$23,951	49%

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DECEMBER 31, 2005 AND 2006

CONDENSED BALANCE SHEET INFORMATION
UNAUDITED
($ in thousands)

	Consolidated	Consolidated
	12/31/05	12/31/06

ASSETS
Cash and cash equivalents	$9,389	$8,364
Accounts receivable	29,841	48,042
Inventories	1,753	3,211
Prepaid expenses and other current assets	4,351	7,226
Income tax receivable	4,107	8,098
Deferred income taxes	8,611	879
Commodity derivatives	3,391	10,348
Total current assets	61,443	86,168

NET PROPERTY, PLANT AND EQUIPMENT, AT COST:	233,776	774,253

OTHER ASSETS:	7,339	32,772
TOTAL ASSETS	$302,558	$893,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:	60,532	86,922
LONG-TERM DEBT	178,943	528,778
DEFERRED INCOME TAXES	24,108	40,424
COMMODITY DERIVATIVES	11,992	6,931
ASSET RETIREMENT OBLIGATIONS	22,649	38,984
OTHER LONG TERM LIABILITIES	—	838
TOTAL LIABILITIES	298,224	702,877

STOCKHOLDERS’ EQUITY:	4,334	190,316
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$302,558	$893,193

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GAAP RECONCILIATIONS

We use EBITDA and EBITDA adjusted as described below, referred to in this release as Adjusted EBITDA, as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We define EBITDA as net income before (i) net interest expense, (ii) income tax expense, (iii) depreciation, depletion and amortization, (iv) amortization of deferred loan costs, and (v) the cumulative effect of change in accounting principle, and we define Adjusted EBITDA as EBITDA before the effect of  (a) pre-tax unrealized gains and losses on derivative instruments, (b) non-cash expenses relating to the amortization of derivative premiums, and (c) non-cash expenses relating to share-based payments under FAS 123R. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance.  Because the use of EBITDA and Adjusted EBITDA facilitate comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP, as alternatives to cash flow from operating activities or as measures of our liquidity. You should not assume that the Adjusted EBITDA amounts shown are comparable to Adjusted EBITDA or similarly named measures disclosed by other companies. In evaluating EBITDA and Adjusted EBITDA, you should be aware that they exclude expenses that we will incur in the future on a recurring basis.  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only on a supplemental basis.

UNAUDITED
($ in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2005	2006	% Change	2005	2006	% Change
EBITDA Reconciliations:
Net income	$15,981	$2,281		$16,110	$23,951
Plus: Interest, net	3,492	14,085		13,673	49,385
Income taxes	10,943	1,550		10,300	15,650
DD&A	6,553	21,412		21,680	63,259
Amortization of deferred loan costs	414	1,206		1,755	3,776
EBITDA	$37,383	$40,534	8%	$63,518	$156,021	146%

Plus: Pre-tax share-based payments	—	1,205		—	3,050
Amortization of derivative premiums	3,042	3,541		4,701	8,181
Pre-tax unrealized commodity derivative losses	(12,005)	(7,666)		32,236	(21,079)
Adjusted EBITDA	$28,420	$37,614	32%	$100,455	$146,173	46%

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